Exhibit C

STOCKHOLDER’S AGREEMENT

STOCKHOLDER’S AGREEMENT, dated as of June 23, 2004 (this “Agreement”), between AULT GLAZER & CO. INVESTMENT MANAGEMENT LLC, an Delaware limited liability company (the “Buyer”),  STEPHEN L. BROWN, an individual (the “Stockholder”), Louis Glazer, an individual and Melanie Glazer, an individual, (together with Louis Glazer, “The Glazers”).

W I T N E S S E T H :

WHEREAS, simultaneously herewith, Buyer and Franklin Capital Corporation, a Delaware corporation (the “Company”), propose to enter into a Letter of Understanding (the “LOU”) and certain other related agreements pursuant to which, among other things, the Company will hold a special meeting of its stockholders to elect to the board of directors of the Company nominees designated by Buyer;

WHEREAS, as of the date hereof, the Stockholder owns beneficially and of record and has the power to vote the number of shares of (i) common stock, par value $1.00 per share, of the Company (the “Company Common Stock”), and (ii) preferred stock, par value $1.00 per share, of the Company (the “Company Preferred Stock” and together with the Company Common Stock, the  “Company Stock”) as set forth on the signature page hereto (all such Company Stock and any shares of Company Stock of which ownership of record or beneficially or the power to vote is hereafter acquired by the Stockholder prior to the termination of this Agreement being referred to herein as the “Shares”) (capitalized terms not otherwise defined in this Agreement shall have the same meanings ascribed thereto in the LOU); and

WHEREAS, as a condition of, and inducement to, Buyer’s execution of the Letter Agreement, the Stockholder has agreed to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and in the LOU, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

ARTICLE I

TRANSFER AND VOTING OF SHARES

SECTION 1.1                     Transfer of Shares.  The Stockholder agrees that, except as contemplated under this Letter Agreement, it shall not, directly or indirectly, (a) sell, pledge, encumber, transfer or otherwise dispose of any or all of the Stockholder’s Shares or any interest in such Shares, (b) deposit any Shares or any interest in such Shares into a voting trust or enter into a voting agreement or arrangement with respect to any Shares or grant any proxy with respect thereto (other than as contemplated hereunder), or (c) enter into any contract, commitment, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, pledge, encumbrance, transfer or other disposition of any Shares (each of the above, a “Transfer”).  Notwithstanding anything contained herein to the contrary, for the avoidance of doubt, during the term of this Agreement, the Stockholder shall be permitted to: (i) sell shares of Company Stock in accordance with the limitations set forth in Rule 144 under the Securities Act of 1933, as amended; and (ii) exercise options, warrants or other rights to acquire shares of Company Common Stock (the “Option Common Stock”), provided that all such shares shall be subject to the restrictions on transfer contained in this Section 1.1.

SECTION 1.2                     Vote in Favor of Transactions.  During the period commencing on the date hereof and terminating on the Termination Date (as defined below), the Stockholder, solely in the Stockholder’s capacity as a stockholder of the Company and without limiting any action that the Stockholder might take as an officer of the Company (including at the direction of the Board of Directors of the Company) or a director of the Company or as a member of any committee of the Board of Directors of the Company (including voting in his director capacity on any matter), agrees to vote (or cause to be voted) all of the Shares at any meeting of the stockholders of the Company or any adjournment thereof, and in any action by written consent of the stockholders of the Company, (a) in favor of the approval of the Transactions, and (b)  against any Company action to remove any directors from the Board of Directors of the Company or any other action or agreement that might result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the LOU or which might result in any of the conditions to the Company’s or Buyer’s obligations under the Letter Agreement not being fulfilled, and (c) in favor of any other matter relating to and necessary for the consummation of the Transactions.  For purposed of this Agreement, “Transactions” shall mean the matters required to be submitted to a vote by the stockholders of the Company pursuant to Section 2.1 of the LOU.

SECTION 1.3                     Grant of Irrevocable Proxy.  Concurrently with the execution of this Agreement, the Stockholder agrees to deliver to Buyer a proxy with respect to the Shares in the form attached hereto as Exhibit A (the “Proxy”), which shall be irrevocable to the fullest extent permissible by law.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF SHAREHOLDER

The Stockholder hereby represents and warrants to Buyer as follows:

SECTION 2.1                     Authorization; Binding Agreement.  The Stockholder has all legal right, power, authority and capacity to execute and deliver this Agreement and the Proxy and to consummate the transactions contemplated hereby and thereby.  This Agreement and the Proxy have been duly and validly authorized, executed and delivered by or on behalf of the Stockholder and, assuming due authorization, execution and delivery by Buyer, each constitutes a legal, valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency, moratorium or similar law affecting creditors’ rights generally.

SECTION 2.2                     No Conflict; Required Filings and Consents.

(a)                                  The execution and delivery of this Agreement by the Stockholder and the grant of the Proxy to Buyer by the Stockholder does not, and the performance of this Agreement by the Stockholder and the grant of the Proxy to Buyer by the Stockholder will not, (i) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Stockholder or by which the Stockholder or any of the Stockholder’s properties is bound or affected, (ii) result in or constitute (with or without notice or lapse of time or both) any breach of or default under, or give to another party any right of termination, amendment, acceleration or cancellation of, or result in the creation of any lien or encumbrance or restriction on any of the Shares pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Stockholder is a party or by which the Stockholder or the Shares are bound or affected, or (iii) adversely affecting the ability of the Stockholder to consummate the transaction contemplated under this Agreement.  There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which the Stockholder is a trustee whose consent is required for the execution and delivery of this Agreement or the consummation by the Stockholder of the transactions contemplated by this Agreement.

(b)                                  The execution and delivery of this Agreement by the Stockholder and the grant of the Proxy to Buyer by the Stockholder does not, and the performance of this Agreement by the Stockholder and the grant of the Proxy to Buyer by the Stockholder will not, require any consent, approval, authorization or permit of, or filing with or notification by the Stockholder to, any third party or any governmental or regulatory authority, domestic or foreign, except for applicable requirements, if any, of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  Other than this Agreement, the Stockholder does not have any understanding in effect with respect to the voting or transfer of any Shares.

SECTION 2.3                     Title to Shares.  The Stockholder is the record and beneficial owner of the Shares free and clear of all encumbrances, proxies or voting restrictions other than pursuant to this Agreement and the Proxy.  The shares of Company Common Stock, including options, warrants or other rights to acquire such stock, set forth on the signature page hereto, are all the securities of the Company owned, directly or indirectly, of record or beneficially by the Stockholder on the date of this Agreement.

ARTICLE III

COVENANTS OF SHAREHOLDER

SECTION 3.1                     Further Assurances.  From time to time and without additional consideration, the Stockholder shall (at the Stockholder’s sole expense) execute and deliver, or cause to be executed and delivered, such additional transfers, assignments, endorsements, proxies, consents, waivers and other instruments, and shall (at the Stockholder’s sole expense) take such further actions, as Buyer may reasonably request for the purpose of consummating the Transactions.

SECTION 3.2                     Legending of Shares.  If requested by Buyer, the Stockholder agrees that the Shares shall bear a legend stating that they are subject to this Agreement and to the Proxy.  The Stockholder agrees that the Stockholder will not request the Company to register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of the Shares, unless such transfer is made in compliance with this Agreement.  Subject to the terms of Section 1.1 hereof, the Stockholder agrees that the Stockholder shall not Transfer any of the Shares without first having the aforementioned legend affixed to the certificates representing such Shares.  In the event of a stock dividend or distribution, or any change in the Company Common Stock by reason of any stock dividend, split-up, recapitalization, combination, exchange of share or the like, the term “Shares” will be deemed to refer to and include the shares of the Company Common Stock as well as all such stock dividends and distributions and any shares into which or for which any or all of the Shares may be changed, converted or exchanged and appropriate adjustments shall be made to the terms and provisions of this Agreement and the Proxy.

SECTION 3.3                     Disclosure.  Stockholder and Buyer each agrees to permit the other party hereto to publish and disclose in the Proxy Statement (including all documents and schedules filed with the SEC), and in any press release or other disclosure document in which it reasonably determines in its good faith judgment that such disclosure is required by law, including the rules and regulations of the SEC, if appropriate, in connection with the Transactions and any other transactions related thereto, the identity of the Stockholder and the Buyer and the Stockholder’s ownership of the Shares and the nature of the Stockholder’s or the Buyer’s, as the case may be, commitments, arrangements and understandings under this Agreement.  Stockholder and Buyer each agrees to provide a reasonable opportunity to review such disclosure proposed by the other.

SECTION 3.4                     Public Announcement.  Stockholder, solely in the Stockholder’s capacity as a stockholder of the Company, agrees to not make any public announcement in opposition to, or in competition with, the LOU or the consummation of the Transactions.

SECTION 3.5                     Additional Shares.  In the event that the Stockholder acquires any additional Shares, such Shares shall, without further action of the parties, be subject to the provisions of this Agreement and the Proxy, and the number of Shares set forth on the signature page hereto and thereto will be deemed amended accordingly.  If the Stockholder acquires additional Shares, the Stockholder shall promptly notify Buyer in writing of such acquisition.

ARTICLE IV

GENERAL PROVISIONS

SECTION 4.1                     Entire Agreement.  This Agreement constitutes the entire agreement of the parties on the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof.  This Agreement may not be amended or modified except in an instrument in writing signed by, or on behalf of, the parties hereto.

SECTION 4.2                     Survival of Representations and Warranties.  All representations and warranties made by Stockholder in this Agreement shall survive the Termination Date.

SECTION 4.3                     Assignment.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided that any assignment, delegation or attempted transfer of any rights, interests or obligations under this Agreement by the Stockholder without the prior written consent of Buyer shall be void; it being expressly understood that Buyer may assign this Agreement to any of its affiliates without the consent of Stockholder.

SECTION 4.4                     Fees and Expenses.  Except as otherwise provided herein or in the LOU, all costs and expenses (including, without limitation, all fees and disbursements of counsel, accountants, investment bankers, experts and consultants to a party) incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

SECTION 4.5                     Notices.  All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed effectively given:  (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (c) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt.  All communications shall be sent to the respective parties at the following addresses (or at such other addresses as shall be specified by notice given in accordance with this Section 4.5):

(a)                                  if to Buyer:

Ault Glazer & Co.
100 Wilshire Blvd., 15fh Floor
Santa Monica, CA  90401
Attention:  Milton “Todd” Ault, III
Telephone:  (310) 752-1442

with a copy to (which copy shall not constitute notice):

Paul, Hastings, Janofsky & Walker LLP

3579 Valley Centre Drive

San Diego, CA  92130

Attention:  Carl R. Sanchez, Esq.

Deyan P. Spiridonov, Esq.

Telephone: (858) 720-2500

Facsimile:  (858) 720-2555

(b)                                  if to the Stockholder to:

Stephen L. Brown

450 Park Avenue

New York, New York  10022

Telephone: (       )       -

Facsimile: (       )       -

SECTION 4.6                     Specific Performance.  The parties agree that irreparable damage would occur if any of the provisions of this Agreement is not performed in accordance with its specific terms or is otherwise breached.  The Stockholder agrees that, following any breach or threatened breach by the Stockholder of any covenant or obligation contained in this Agreement, Buyer shall be entitled (in addition to any other remedy that may be available to it, including monetary damages) to (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation and (b) an injunction restraining such breach or threatened breach. Buyer shall not be required to provide any bond or other security in connection with any such decree, order or injunction or in connection with any related action or proceeding.

SECTION 4.7                     Governing Law.  This Agreement shall be construed in accordance with, and governed in all respects by, the laws of the State of Delaware as applied to contracts to be performed entirely within such state.  Each party hereby irrevocably submits to the jurisdiction of the state and federal courts located in the State of Delaware in any action, suit or proceeding arising in connection with this Agreement, and agrees that any such action, suit or proceeding may be brought in such court (and waives any objection based on forum non conveniens or any other objection to venue therein); provided, however, that such consent to jurisdiction is solely for the purpose referred to in this Section 4.7 and shall not be deemed to be a general submission to the jurisdiction of such court or in the State of Delaware other than for such purposes.

SECTION 4.8                     No Waiver. Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege.  To the maximum extent permitted by applicable law, (i) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party, (ii) no waiver that may be given by a party will be applicable except in the specific instance for which it is given, and (iii) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

SECTION 4.9                     Counterparts.  This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

SECTION 4.10              Termination.  This Agreement, and all rights and obligations of the parties hereunder, shall terminate on the earlier of (i) the termination of the LOU or (ii) ten (10) days after the Stockholders’ Meeting or the Reconvened Stockholders’ Meeting, as the case may be (the earlier of (i) and (ii), the “Termination Date”).  If this Agreement is terminated, it shall become void and of no effect with no liability on the part of any party hereto, except that no such termination shall relieve any party of any liability or damages resulting from a breach by that party of this Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, each of Buyer and Stockholder has executed or has caused this Agreement to be executed by their duly authorized officer as of the date first written above.

AULT GLAZER & COMPANY INVESTMENT MANAGEMENT LLC

By:	/s/ Milton Ault III
Name:	Milton “Todd” Ault III
Title:	Managing Partner

STOCKHOLDER

/s/ Stephen L. Brown
Stephen L. Brown

Shares owned beneficially and of record:

83,774 shares of Company Common Stock (owned of record and beneficially)

0 shares of Company Preferred Stock (owned of record and beneficially)

0 shares of Company Stock issuable upon exercise of outstanding options, warrants or other securities

/s/ Louis Glazer, M.D.
Louis Glazer, M.D.

/s/ Melanie Glazer
Melanie Glazer

[SIGNATURE PAGE TO STOCKHOLDERS AGREEMENT]

EXHIBIT A

IRREVOCABLE PROXY

The undersigned stockholder (“Stockholder”) of Franklin Capital Corporation., a Delaware corporation (the “Company”), hereby irrevocably (to the fullest extent permitted by law) appoints Mr. Milton “Todd” Ault III, of Ault Glazer & Company Investment Management LLC., a Delaware limited liability company (“Buyer”), any other authorized representative of Buyer as Mr. Ault may designate, and each of them, as the sole and exclusive attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to vote and exercise all voting and related rights (to the full extent that the undersigned is entitled to do so) with respect to all of the shares of capital stock of the Company that now are or hereafter may be beneficially owned by the undersigned, and any and all other shares or securities of the Company issued or issuable in respect thereof on or after the date hereof (collectively, the “Shares”) in accordance with the terms of this Proxy until the Termination Date (as defined in that certain Stockholder’s Agreement of even date herewith by and among Buyer and Stockholder (the “Stockholder’s Agreement”).  The Shares owned of record by the undersigned Stockholder of the Company as of the date of this Proxy are listed on the final page of this Proxy.  Upon the undersigned’s execution of this Proxy, any and all prior proxies given by the undersigned with respect to any Shares are hereby revoked and the undersigned agrees not to grant any subsequent proxies with respect to the Shares until after the Termination Date.

This Proxy is irrevocable (to the fullest extent permitted by law), is coupled with an interest and is granted pursuant to the Stockholder’s Agreement, and is granted in consideration of Buyer entering into that certain Letter of Understanding, dated as of even date herewith (the “Letter Agreement”), among Buyer and the Company.

The attorneys and proxies named above, and each of them, are hereby authorized and empowered by the undersigned, at any time prior to the Termination Date, to act as the undersigned’s attorney and proxy to vote the Shares, and to exercise all voting, consent and similar rights of the undersigned with respect to the Shares (including, without limitation, the power to execute and deliver written consents) at every annual, special or adjourned meeting of Stockholders of the Company and in every written consent in lieu of such meeting (a) in favor of the Transactions (as defined in the Stockholder’s Agreement), and (b)  against any Company action to remove any directors from the board of directors of the Company or any other action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Letter Agreement or which would result in any of the conditions to the Company’s or Purchaser’s obligations under the Letter Agreement not being fulfilled, and (c) in favor of any other matter relating to and necessary for the consummation of the Transactions.  Notwithstanding the provisions of this paragraph, if the Stockholder is also a director or officer of the Company, he may take any action in his capacity as such (including complying with or exercising his fiduciary duties as a member of the Board of Directors of the Company) as is not limited by the terms of the Letter Agreement.

The attorneys and proxies named above may not exercise this Proxy on any other matter except as provided above. Stockholder may vote the Shares on all other matters.  Any obligation of Stockholder hereunder shall be binding upon the successors and assigns of Stockholder.

This Proxy is irrevocable (to the fullest extent permitted by law).  This Proxy shall terminate, and be of no further force and effect, automatically upon the Voting Termination Date.

Dated: June 23, 2004

	Signature of Stockholder:	/s/ Stephen L. Brown

Print Name of Stockholder: Stephen L. Brown

Shares owned of record and beneficially:

83,774 shares of Company Common Stock (owned of record and beneficially)

0 shares of Company Preferred Stock (owned of record and beneficially)

0 shares of Company Stock issuable upon exercise of outstanding options, warrants or other securities